Incoming, Inc.

CERTIFICATE NUMBER

INCORPORATED UNDER THE LAWS OF THE STATE OF [illegible]

[illegible] SHARES

PAR VALUE $0.001
COMMON STOCK

SPECIMEN

THIS CERTIFIES THAT

IS THE OWNER OF

FULLY PA[illegible] SHARES OF [illegible] COMMON [illegible] STOCK PAR VALUE OF $0.001 EACH OF

INCOM[illegible], INC.

TRA[illegible] THE [illegible] ORATION IN [illegible] BY DULY AUTHORIZED ATTORNEY UPON SURRENDER OF THIS CERTIFICATE PRO[illegible] ENDORSED. [illegible] UNT[illegible] COUNTERSIGNED BY THE TRANSFER AGENT AND REGISTERED BY THE REGISTRAR. [illegible] FACSIMILE SEAL [illegible] ORATION AND THE FACSIMILE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

DATED:

EPHREN TAYLOR
CFO

ANDREW J BEFUMO
Director

INCOMING, INC.
Corporate Seal
NEVADA

COUNTERSIGNED AND REGISTERED:
ISLAND STOCK TRANSFER
Transfer Agent

By

Authorized Signature

100 Second Avenue South, Suite 705S, St. Petersburg, FL, 33701
727.289.0010